UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008 (January 8, 2008)

INNOVATIVE CARD TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51260	90-0249676
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10880 Wilshire Blvd., Suite 950 Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (310) 312-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written cmmunications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

INNOVATIVE CARD TECHNOLOGIES, INC.

January 9, 2008

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2008, we entered into a Securities Purchase Agreement with 13 institutional and accredited investors. Pursuant to the terms of the agreement, the investors purchased $3.5 million of Registrant’s 8% Senior Secured Convertible Debenture (“Debenture”). The Debenture: (i) bears interest at 8% per year, paid quarterly in cash or registered common stock, at the discretion of the Registrant; (ii) has a maturity of January 8, 2011, (iii) is convertible at the investor’s option into shares of our common stock at $2.50 per share, (iv) is secured by all of our and our subsidiaries assets including inventory, receivables, unencumbered equipment and intellectual property under the terms of a Security Agreement, and (v) has a forced conversion feature which allows the Registrant to force the conversion of the Debenture if the Registrant’s common stock trades above $5.00 for 20 consecutive trading days and certain other conditions are met. We also agreed to issue to the investor five-year Common Stock Purchase Warrants to purchase 700,000 shares of our common stock at an exercise price of $2.75 per share. We expect to use the net proceeds of the financing for our working capital requirements and to pay down certain obligations. The Debenture also contains customary events of default provisions. As part of the transaction, we agreed to: (i) cut our monthly burn rate to $600,000 (ii) be compliant with NASDAQ listing requirements; and (iii) obtain shareholder approval prior to effectuating a reverse stock split.

Both the conversion price under the Debenture and the exercise price under the Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.

We agreed to grant registration rights to the investors, by filing a registration statement covering the shares of common stock issuable upon the conversion of the Senior Secured Convertible Debenture, exercise of the Common Stock Purchase Warrants, and issuable by the Registrant as interest payments, within 30 days of the closing, and obtaining effectiveness of the registration statement within 90 days after the closing. These dates will each be extended by 30 days in the event the Registrant is able to secure equity financing in excess of $6 million prior to the filing date. Our officers, directors, and 10% shareholders also agreed to execute lock-up letter agreements prohibiting sales of our common stock by them until July 30, 2008. In connection with the transaction, we also secured voting agreements from our officers, directors and 10% shareholders approving the transaction in the event that we are required to seek such approval pursuant to the rules of the NASDAQ.

T.R. Winston & Company, LLC acted as the sole placement agent for the transaction.

The securities offered in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing summary of each of the Securities Purchase Agreement, 8% Senior Secured Convertible Debenture, Common Stock Purchase Warrants, Registration Rights Agreement, Security Agreement, Subsidiary Guarantee, Voting Agreement and Lock-Up Agreement is qualified in its entirety to reference to the full text of each such document, a copy of each of which is attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8 respectively, and each of which is incorporated herein in its entirety by reference. A press release reporting the initial closing of the financing transaction described in the foregoing documents is attached hereto as Exhibit 99.1, which is incorporated herein in its entirety.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement, dated as of January 8, 2008

10.2	Form of 8% Senior Secured Convertible Debenture issued January 8, 2008

10.3	Form of Common Stock Purchase Warrant issued January 8, 2008

10.4	Form of Registration Rights Agreement, dated as of January 8, 2008

10.5	Form of Security Agreement, dated as of January 8, 2008
10.6	Form of Subsidiary Guarantee, dated as of January 8, 2008

10.7	Form of Voting Agreement, dated as of January 8, 2008.

10.8	Form of Lock-Up Agreement, dated as of January 8, 2008

99.1	Press Release issued January 9, 2008, by the Registrant reporting the foregoing transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNOVATIVE CARD TECHNOLOGIES, INC.

Date: January 9, 2008	By:	/s/ Steven Delcarson
Steven Delcarson Chief Executive Officer